Exhibit 99.2

Alteryx Announces Closing of $200 Million of 0.50% Convertible Senior Notes Due 2023

May 18, 2018

IRVINE, Calif. —(BUSINESS WIRE)— Alteryx, Inc. (NYSE: AYX) today announced that it has closed its offering of convertible senior notes due 2023 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Act”) for gross proceeds of $200.0 million.

The notes are senior, unsecured obligations of Alteryx, and interest of 0.50% per year is payable semi-annually in arrears. The notes will mature on June 1, 2023, unless repurchased or converted in accordance with their terms prior to such date. Prior to March 1, 2023, the notes are convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the notes may be settled in shares of Alteryx Class A common stock, cash or a combination of cash and shares of Alteryx Class A common stock, at the election of Alteryx.

Alteryx may not redeem the notes prior to maturity. Holders of the notes have the right to require Alteryx to repurchase for cash all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of a fundamental change (as defined in the indenture relating to the notes). Alteryx is also required to increase the conversion rate for holders who convert their notes in connection with certain corporate events occurring prior to the maturity date.

The notes have an initial conversion rate of 22.5572 shares of Alteryx Class A common stock per $1,000 principal amount of notes (which is subject to adjustment in certain circumstances). This is equivalent to an initial conversion price of approximately $44.33 of Class A common stock. The initial conversion price represents a premium of approximately 42.5% to the $31.11 per share closing price of Alteryx Class A common stock on The New York Stock Exchange on May 15, 2018.

Alteryx estimates that the net proceeds from the offering will be approximately $194.8 million, after deducting the initial purchasers’ discount and estimated offering expenses payable by Alteryx. Alteryx used approximately $16.6 million of the net proceeds from the offering of the notes to pay the cost of the capped call transactions described below to manage potential dilution. Alteryx intends to use the remaining net proceeds from the offering for working capital and other general corporate purposes, which may include acquisitions or other strategic transactions.

In connection with the pricing of the notes, Alteryx entered into privately negotiated capped call transactions with an affiliate of one of the initial purchasers of the notes and other financial institutions (the “capped call counterparties”). The capped call transactions are expected generally to reduce or offset potential dilution to holders of Alteryx’s common stock upon any conversion of the notes and/or offset the potential cash payments that Alteryx could be required to make in excess of the principal amount of any converted notes upon conversion thereof, with such reduction and/or offset subject to a cap based on the cap price.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Alteryx Class A common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

The notes and any shares of Alteryx Class A common stock issuable upon conversion of the notes have not been registered under the Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Use of forward looking statements

This press release contains “forward-looking statements” including, among other things, the potential effects of capped call transactions and statements relating to the expected use of proceeds from the offering. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, prevailing market conditions, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons the impact of general economic, industry or political conditions in the United States or internationally, and whether the capped call transactions will become effective. We undertake no obligation, and do not intend, to update these forward-looking statements after the date of this release.

Source: Alteryx, Inc.

ICR

Staci Mortenson, 844-842-1912

Investor Relations

ir@alteryx.com

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